UTE AGREEMENT
ESTELAR RESOURCES LTD. ARGENTINA BRANCH – FOMENTO MINERO DE
SANTA CRUZ S.E.

This AGREEMENT is made and entered by and between:

(i) FOMENTO MINERO DE SANTA CRUZ SOCIEDAD DEL ESTADO (henceforth “FOMICRUZ”), domiciled at Alberdi, 643 y 646 Rio Gallegos, Provincia de Santa Cruz, represented herein by Mr. Miguel Ángel Ferro, in his capacity as President (henceforth FOMICRUZ) as party to the first part, and

(ii) ESTELAR RESOURCES LTD. (ARGENTINA BRANCH), an EXETER RESOURCE CORPORATION Affiliate (henceforth, “ESTELAR”), domiciled at Martin Zapata 445 CP 5500, Mendoza, Provincia de Mendoza, and registered under File No. 7095, pages 1, 17 and 18 of the Public Registry of Corporations of the Province of Mendoza, represented herein by Matt Williams, in his capacity as legal representative with sufficient powers to execute this agreement, and jointly with FOMICRUZ, the PARTIES or individually and indistinctly the PARTY, as the case may be,

WHEREAS

a) FOMICRUZ is a State-owned corporation dedicated to promote mining developments in the Province of Santa Cruz, Argentine Republic;

b) EXETER RESOURCE CORP. (henceforth, “EXETER”), through its Affiliate, ESTELAR, is actively involved in exploring mining projects in the Province of Santa Cruz, Argentine Republic;

c) ESTELAR owns the mining properties conforming the area called “ Cerro Moro”, as stated in Exhibit III attached hereto (henceforth, the “CERRO MORO PROSPECT”);

d) FOMICRUZ owns the mining properties conforming the area called “Bahía Laura”, as stated in Exhibit IV attached hereto (henceforth, the “BAHIA LAURA PROSPECT ”);

e) FOMICRUZ, EXETER and ESTELAR have executed a “Letter of Intent” dated March 4, 2008 (the “Letter of Intent”) in which they set out the parameters for the future exploration and potential development of the CERRO MORO and BAHIA LAURA PROSPECTS;

f) ESTELAR has written a private initiative dated April 11, 2008 (the “Private Initiative”) submitted to FOMICRUZ within the provisions set forth in Chapter XXIII of the Contracting Regulations of FOMICRUZ for the exploration and potential development of “CERRO MORO” and “BAHÍA LAURA” PROSPECTS;

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g) The Private Initiative submitted by ESTELAR was declared of public interest and resulted in a Public Bid for Private Initiative Offer Improvement as set forth in Chapter XXII of the Contracting Regulations of FOMICRUZ;

h) The Public Bid for Private Initiative Offer Improvement submitted by ESTELAR was considered to be the best offer and FOMICRUZ has accepted ESTELAR’s Bid. Such acceptance has been ratified in accordance to law; and, as a consequence thereof, the PARTIES wish to enter into this UTE Agreement.

NOW, THEREFORE, the PARTIES agree as follows:

SECTION 1. PURPOSE.

1.1.
The PARTIES hereby agree to jointly constitute an UTE, with the purpose of carrying out Exploration activities, and, should it be feasible from a business standpoint, to carry out the Exploitation and commercialization of mineral production from the ESTELAR mining properties included in the CERRO MORO PROPSECT and from the FOMICRUZ mining properties included in the BAHIA LAURA PROSPECT, including all tasks and construction necessary to fulfill such purpose.

1.2.
It is hereby expressly agreed by the PARTIES that nothing in this AGREEMENT shall create, or be deemed to create a mining or business corporation or any other form of partnership and/or civil association other than this UTE.

1.3.
It is hereby expressly stated that the ownership of the mining rights and properties included in the CERRO MORO PROSPECT shall continue to be held by ESTELAR and that the ownership of mining rights and properties within the BAHIA LAURA PROSPECT shall continue to be held by FOMICRUZ. The ownership of each of the PARTIES’ mining properties shall remain unaltered by this AGREEMENT.

SECTION 2. DEFINITIONS.

2.1
AFFILIATE means any legal entity that controls or is controlled by said corporation or legal entity controlling such corporation and includes any subsidiary company and branch of such subsidiary company. For the purposes hereof, “Control” shall mean the possession, directly or indirectly, of more than fifty percent (50%) of the voting power to approve ordinary resolutions in shareholders’ meetings or any similar body within the controlled corporation.

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2.2	YEAR means each current calendar year during the term of effectiveness of the UTE.

2.3	AREA or AREAS shall mean, respectively, either the CERRO MORO AREA or the BAHÍA LAURA AREA or both areas jointly.

2.4	BAHÍA LAURA AREA means the area, the location and surface of which is defined by the external limits of mining rights, as listed in Exhibit IV of this AGREEMENT.

2.5	CERRO MORO AREA means the area, the location and surface of which is defined by the external limits of mining rights, as listed in Exhibit III of this AGREEMENT.

2.6	AUTHORITY means the current Provincial Mining Department of the Province of Santa Cruz or any authority that may replace such Department in its duties in the future.

2.7	EXPENSE AUTHORIZATION OR INVESTMENT AUTHORIZATION means any expense, investment or disbursement authorization granted by the CERRO MORO SUB-COMMITTEE or the BAHIA LAURA SUB-COMMITTEE.

2.8
FORCE MAJEURE: The applicable definition of Force Majeure shall be the one set forth by the Argentine Civil Code (Sections 513, 514 and related sections) at the time of execution of this AGREEMENT and by Section 13 of this AGREEMENT. Force Majeure shall include, but not be limited to, sovereign acts, either federal, provincial or municipal, which delay or halt EXPLORATION or EXPLOITATION; general or regional labour trouble; strikes; lockouts; non-availability of labour; fire; storm; lightning; floods; hurricanes; washouts; tornadoes; explosions; breakdown or failure of equipment; accidents; the failure, cancellation or delay by suppliers in providing equipment, material or supplies or where applicable any repair or maintenance of equipment.

2.9	ASSIGNMENT means the sale, donation, promise to sell or any other form of disposal.

2.10
OPERATING COMMITTEE refers to the UTE Governing Body, the duties of which are entirely subsumed under the CERRO MORO SUB-COMMITTEE and the BAHÍA LAURA SUB-COMMITTEE for the purposes of managing all the direct and indirect activities related to the EXPLORATION and EXPLOITATION of the AREAS for the benefit of the UTE.

2.11	AGREEMENT means this agreement.

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2.12
BAHÍA LAURA ACCOUNT means the accounts and accounting records to be kept by the OPERATOR for the benefit of the UTE pursuant to the provisions of this AGREEMENT or the ACCOUNTING PROCEDURE, with the purpose of recording all transactions, investments, expenses, costs, credits and any other transactions in connection with the BAHÍA LAURA PROSPECT JOINT OPERATIONS.

2.13
CERRO MORO ACCOUNT means the accounts and accounting records to be kept by the OPERATOR for the benefit of the UTE pursuant to the provisions of this AGREEMENT or the ACCOUNTING PROCEDURE, with the purpose of recording all transactions, investments, expenses, costs, credits and any other transactions in connection with the CERRO MORO PROSPECT JOINT OPERATIONS.

2.14
OPERATOR’s NEGLIGENCE means an action on the part of the OPERATOR’s Senior Supervisory personnel in breach of the law, a breach of this AGREEMENT or any of the AREAS WORK SCHEDULE AND BUDGET, either by willful misconduct or gross negligence which result in harmful and avoidable consequences.

2.15	DAY means any business day and excludes any Saturday, Sunday or public holiday in the Province of Santa Cruz, Argentine Republic.

2.16	US DOLLAR(S) OR U$S is the legal tender of the United States of America.

2.17
EXPLORATION means any and/or all activities with the intent of determining the existence, location, quantity, quality and commercial value of the PRODUCT, including any direct or indirect activities necessary for such purpose, as determined by the OPERATING COMMITTEE and/or as provided for by this AGREEMENT.

2.18
EXPLOITATION means the extraction, processing, production, recovery and commercialization of PRODUCTS, the closure and rehabilitation activities, including any direct or indirect activities necessary for such purpose, and as determined by the OPERATING COMMITTEE and/or as provided for by this AGREEMENT.

2.19	EFFECTIVE DATE shall mean the date of execution of this AGREEMENT by all of the PARTIES.

2.20	COMMON OPERATING FUND means the fund established by the OPERATOR for the benefit of the UTE pursuant to the provisions set forth in Section 6 of this AGREEMENT.

2.21	NON-OPERATOR refers to a PARTY other than the OPERATOR.

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2.22	JOINT OPERATIONS refers to the activities carried out by the OPERATOR in compliance with this AGREEMENT for the benefit of the UTE on behalf of the PARTIES.

2.23	OPERATOR means ESTELAR or whoever may replace it in its capacity as OPERATOR as set forth in Section 8 of this AGREEMENT.

2.24	PARTY or PARTIES shall have the meaning conveyed by said terms in the introduction to this AGREEMENT.

2.25	PARTICIPATION means the undivided percentage interest in each UTE corresponding to each PARTY as set out in Section 5 of this AGREEMENT regarding its rights and interest in any assets and liabilities.

2.26	PESO(S) or $ is the legal tender in the Argentine Republic.

2.27	BUDGET means the estimated detail of costs and expenses to be incurred with regards to the Work Schedule of each AREA.

2.28	ACCOUNTING PROCEDURE refers to the accounting procedure attached hereto as Exhibit 2.28

2.29
NET PROCEEDS is the amount, calculated as set out in the ACCOUNTING PROCEDURE that is distributable to the PARTIES, in proportion to their respective PARTICIPATION in either the CERRO MORO or BAHIA LAURA AREA

2.30	DISTRIBUTION shall have the meaning indicated in Section 5.3.1.

2.31	PRODUCT means any ore, concentrate or metal, including precious metal, recovered from minerals mined from any of the AREAS subject to EXPLOITATION.

2.32	WORK SCHEDULE refers to a description of the operations to be carried out and the objectives to be met by the OPERATOR during a FISCAL YEAR in connection with any of the AREAS.

2.33	PROPERTY refers to mining rights of any nature, awarded or in the process of being awarded, over each of the AREAS.

2.34	JOINT PROPERTY means the BAHÍA LAURA JOINT PROPERTY and CERRO MORO JOINT PROPERTY held for the benefit of the PARTIES collectively.

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2.35	BAHÍA LAURA JOINT PROPERTY means all the assets and rights acquired (excluding any and all kinds of mining rights) to be used and exercised in BAHÍA LAURA PROSPECT, for JOINT OPERATIONS.

2.36	CERRO MORO JOINT PROPERTY means all of the assets and rights acquired (excluding any and all kinds of mining rights) to be used and exercised in CERRO MORO PROSPECT, for JOINT OPERATIONS.

2.37	PROSPECT AND PROSPECTS shall mean, respectively, the BAHÍA LAURA PROSPECT and the CERRO MORO PROSPECT; and jointly, both the BAHÍA LAURA PROSPECT and CERRO MORO PROSPECT.

2.38	BAHÍA LAURA PROSPECT shall have the meaning assigned to it in RECITAL d) above.

2.39	CERRO MORO PROSPECT shall have the meaning assigned to it in RECITAL c) above.

2.40	PROVINCE means the Province of Santa Cruz, Argentine Republic.

2.41	UTE REPRESENTATIVE shall be the OPERATOR.

2.42	SUB-COMMITTEE shall be individually the BAHÍA LAURA SUB-COMMITTEE or the CERRO MORO SUB-COMMITTEE.

2.43
BAHÍA LAURA SUB-COMMITTEE shall be the UTE’s governing body for the management of any and all direct and indirect EXPLORATION and EXPLOITATION activities until the BAHÍA LAURA PROSPECT has finally been closed or abandoned.

2.44
CERRO MORO SUB-COMMITTEE shall be the UTE’s governing body for the management of any and all direct and indirect EXPLORATION and EXPLOITATION activities until CERRO MORO PROSPECT has finally been closed or abandoned.

2.45	UNIÓN TRANSITORIA DE EMPRESAS/UTE shall refer to this UTE according to this AGREEMENT.

2.46	QUALIFIED VOTE means the positive vote of one or more PARTY in a SUB-COMMITTEE who, pursuant to this AGREEMENT, individually or jointly represents an eighty five percent (85%) PARTICIPATION or more.

2.47	MAJORITY VOTE means the positive vote of one or more PARTIES in a SUB-COMMITTEE who, pursuant to this AGREEMENT, individually or jointly represents a fifty one percent (51%) PARTICIPATION or more.

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2.48	LENDER means any PARTY, including a PARTY or its AFFILIATES that directly or indirectly loan funds destined to finance JOINT OPERATIONS, pursuant to a LOAN AGREEMENT.

2.49
LOAN AGREEMENT means any loan agreement entered into between the OPERATOR or its AFFILIATES and a LENDER that may be appointed to finance JOINT OPERATIONS and including any and all extensions, renewals, refinancing or substitutions thereof.

2.50	The terms defined under this Section 2, when written in capital letters, in this AGREEMENT or in any of the Exhibits thereof shall bear the meaning assigned to them herein.

2.51	The Sections’ headings shall be used as reference only and shall not affect the provisions set forth in this AGREEMENT.

2.52	Except as otherwise denoted by the context, any reference to Sections or Exhibits shall refer to the Sections or Exhibits herein.

2.53	Any reference made to documents or other instruments include any approved amendments thereof.

2.54	Singular terms include their plural and vice versa.

SECTION 3. TERM.

3.1.
This AGREEMENT shall be in force as from the EFFECTIVE DATE and, subject to the provisions therein, until the expiration of the term necessary to carry out the activities comprised within the subject matter of this AGREEMENT.

SECTION 4. NAME, DOMICILE AND
REPRESENTATION OF THE UTE.

4.1	Name

The name of the UTE shall be “ESTELAR RESOURCES LTD. SUCURSAL ARGENTINA – FOMENTO MINERO DE SANTA CRUZ S.E. Unión Transitoria de Empresas”.

4.2	Domicile

For all purposes deriving from this AGREEMENT with regards to third parties, the PARTIES hereby establish special domicile at Comodoro Rivadavia 280 Piso 1 Rio Gallegos, Provincia de Santa Cruz, Argentina.

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4.3	Representations of the PARTIES Each PARTY hereby represents:

(a) To be legally authorized to enter into and execute this AGREEMENT and to assume the obligations arising pursuant to the AGREEMENT;

(b) To be legally authorized to carry out the activities and transactions the subject of this UTE; and

(c) To have complied with all legal and corporate requirements and to have fulfilled all the requirements that empower them to enter into this AGREEMENT.

4.4	UTE Representative

4.4.1       ESTELAR, domiciled at Comodoro Rivadavia 280 Piso 1 Rio Gallegos, Province of Santa Cruz, is hereby appointed to represent the UTE. Said representation shall be conducted by means of the signature or performance of its legal representative or attorneys-in-fact vested with sufficient powers.

4.4.2       Neither of the PARTIES individually nor any other person, unless said PARTY or individual is the UTE REPRESENTATIVE or were duly empowered, shall be entitled to enter into agreements with third parties or act in the name, place and stead of the UTE.

4.4.3      Unless expressly agreed otherwise, the PARTIES shall be liable to the OPERATOR under this AGREEMENT for all obligations entered into by the latter with third parties with regard to JOINT OPERATIONS in connection with its PARTICIPATION in the UTE and the PROSPECT. In the case of FOMICRUZ, said obligation shall be subject only to the reimbursement of costs and expenses provided for under Subsection 5.1.2 or 5.2.2, as the case may be.

4.4.4      The PARTIES shall not be jointly and severally liable with respect to the compliance with any and all obligations arising from this AGREEMENT or for the obligations undertaken before third parties by the OPERATOR including, without limitation, any labor or social security claims on the grounds of JOINT OPERATIONS performed by for the benefit of the UTE in the PROSPECTS.

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4.5	Financial Statements and Accounting

4.5.1	Financial statements related to activities carried out for the benefit of the UTE shall be prepared by the OPERATOR in compliance with the provisions set out in the ACCOUNTING PROCEDURE.

4.5.2	Income and expenses from JOINT OPERATIONS carried out for the benefit of the UTE shall be recorded as income and expenses of the OPERATOR.

4.5.3
It is hereby understood and agreed by the PARTIES that the OPERATOR shall apply for all VAT recoverable from JOINT OPERATIONS and that such VAT recovery will, in as much as it relates to the expenditure recoverable from FOMICRUZ, be utilized to offset and reduce any amount owed by FOMICRUZ and will not form part of any amount that is distributable to FOMICRUZ until ESTELAR has recovered all amounts owed to it by FOMICRUZ, as stated in Section 5.

4.6	Final Annual Statement of Accounts

4.6.1
Each YEAR, and within one hundred and twenty (120) days after each YEAR end, the OPERATOR shall offer the PARTIES a final statement of account, together with any other documentation that is reasonably required by the PARTIES. The final statements of account and any other financial information shall be subject to approval procedures as approved by the appropriate SUB-COMMITTEE. Subject to the auditing rights provided for in the ACCOUNTING PROCEDURE, the above mentioned final annual statement of account and any other accounting information submitted shall be deemed approved and therefore final and conclusive, unless a PARTY objects to said statements within five (5) months following the relevant YEAR end.

SECTION 5. PARTICIPATION, COSTS, INVESTMENTS AND
INCOME DISTRIBUTION IN THE PROSPECTS.

5.1	CERRO MORO PROSPECT

5.1.1. PARTICIPATION

As from the day following the date upon which ESTELAR and or the OPERATOR for the benefit of the UTE, receive the last authorization or permit or agreement necessary to start the EXPLOITATION of the CERRO MORO AREA, each PARTY’S PARTICIPATION in the UTE regarding the CERRO MORO PROSPECT shall be as follows:

FOMICRUZ	Five percent (5%)

ESTELAR	Ninety five percent (95%)

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5.1.2. Costs, Expenses and Investments

ESTELAR or its AFFILIATES shall fund all expenses and costs corresponding to FOMICRUZ arising from its PARTICIPATION in the UTE with respect to CERRO MORO PROSPECT except for the allocation to operating reserves as determined by Section 5.3 and/or 5.6 and/or the CERRO MORO SUB-COMMITTEE. Under no circumstance shall FOMICRUZ make any disbursement for expenses incurred by the UTE on the CERRO MORO PROSPECT however expenses and costs corresponding to its PARTICIPATION shall be reimbursed as follows:

All expenditures of any nature relating to the CERRO MORO AREA shall be borne exclusively by ESTELAR. Following the commencement of EXPLOITATION, FOMICRUZ will reimburse its proportionate share of all costs exceeding US$ 10,000,000 incurred by ESTELAR or its AFFILIATES on the CERRO MORO AREA.

FOMICRUZ and ESTELAR shall establish by mutual consent the amount that ESTELAR has spent on the CERRO MORO AREA previously to the execution of this AGREEMENT.

5.2.	BAHIA LAURA PROSPECT

5.2.1. PARTICIPATION

Each PARTY’s PARTICIPATION in the UTE with respect to BAHÍA LAURA PROSPECT shall vary according to the stages stated below:

First Stage:

FOMICRUZ                   Fifty percent (50%)

ESTELAR                   Fifty percent (50%) as from the EFFECTIVE DATE and undertaking the responsibility to fund directly or indirectly the amount of United States Dollars Five Million (US$ 5,000,000) for EXPLORATION or EXPLOITATION on the BAHIA LAURA PROSPECT.

Second Stage:

Once ESTELAR or its AFFILIATES have incurred the expenditure required for obtaining its fifty percent (50%) PARTICIPATION, ESTELAR will have, at its exclusive discretion, the option to earn from FOMICRUZ an additional thirty percent (30%) PARTICIPATION in the BAHÍA LAURA PROSPECT by incurring additional expenditures in the amount of United States Dollars Five Million (US$ 5,000,000) for EXPLORATION or EXPLOITATION.

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Upon incurring expenditures of United States Dollars Ten Million (US$ 10,000,000), ESTELAR will have earned an eighty (80) percent PARTICIPATION in the BAHIA LAURA PROSPECT.

Should the above-mentioned option be exercised, each PARTY’s PARTICIPATION shall be the following:

FOMICRUZ	twenty percent (20%)
ESTELAR	eighty percent (80%)

5.2.2	Costs, Expenses and Investments

ESTELAR shall continue to finance all the costs corresponding to FOMICRUZ arising from its PARTICIPATION in the UTE with respect to the BAHIA LAURA PROSPECT, except for the allocation to operating reserves as determined by Section 5.3 and/or 5.6 and/or the BAHIA LAURA SUBCOMMITTEE and will recover FOMICRUZ’s share of costs and expenses in excess of the first United States Dollars Ten Million (US$ 10,000,000), which is ESTELAR’s responsibility, as set out in Section 5.3 below

It is hereby expressly stated that FOMICRUZ’s share of any expenditure including any type of investment, disbursement or cost incurred, undertaken, paid or dealt with by ESTELAR or its AFFILIATES in excess of the first Ten Million United States Dollars (US$ 10,000,000) required for the acquisition of its PARTICIPATION in the BAHIA LAURA PROSPECT, shall be reimbursed by FOMICRUZ to ESTELAR.

5.3	Distribution Policy

5.3.1.
DISTRIBUTION: Subject to 5.3.2 below, the OPERATOR shall only distribute NET PROCEEDS to the PARTIES where the NET PROCEEDS exceed an amount equal to fund JOINT OPERATIONS for six (6) months in accordance to the WORK SCHEDULE and BUDGET approved by the corresponding SUB-COMMITTEE for each PROSPECT plus any amount required for the sinking fund as provided in Section 5.6.

5.3.2.
On a quarterly basis, the OPERATOR will withhold fifty percent (50%) of FOMICRUZ’s share of NET PROCEEDS available for DISTRIBUTION from the EXPLOITATION of the BAHÍA LAURA AREA and/or CERRO MORO AREA and will pay such amount to ESTELAR until FOMICRUZ has repaid all amounts, plus interest, as required under clauses 5.1 and 5.2.

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5.4	Operating Expense and Capital Expenditure recovery

The OPERATOR shall propose reasonable, industry-standard methods of allocating operating costs between the AREAS, and where applicable for, calculating capital recovery charges for the use of plant and equipment where such plant and equipment is acquired for use in one AREA but is used in another AREA, for approval by the appropriate OPERATING SUBCOMMITTEE.

5.5	Entitlement

Unless provided otherwise:

(a)
All liabilities, costs, expenses, damages, loss, duties or claims arising from JOINT OPERATIONS, to the extent not covered by any insurance purchased by the OPERATOR, shall be borne by the OPERATOR for the benefit of the UTE and shall be reimbursed to OPERATOR by each PARTY in proportion to their respective PARTICIPATION.

(b)
All rights and interests acquired under this AGREEMENT shall be owned by the OPERATOR for the benefit of the UTE PARTIES in proportion to their respective PARTICIPATION in the UTE with respect to each PROSPECT.

(c)	The OPERATOR shall own all the JOINT PROPERTY for the benefit of the UTE PARTIES until the liquidation of such JOINT PROPERTY in accordance to the provisions of this AGREEMENT.

It is hereby expressly agreed and acknowledged that under no circumstance will there exist any joint property or mining company under the terms of Section 286 of the Mining Code, in connection with the exploration permit(s) or mining claims and/or mining concession(s), the foregoing being the exclusive property of the respective party as per the APPLICABLE AUTHORITY’s records.

5.6.	Sinking Fund and Abandonment

The OPERATOR on behalf of UTE shall be responsible for the closure and rehabilitation of all mines in the PROSPECTS.

In accordance to Section 23 of the Law 24.196, the OPERATOR shall, prior to any DISTRIBUTION to a PARTY, retain from NET PROCEEDS and constitute a special fund to be used to remedy any environmental alteration and provide for the closure and abandonment of the mines in each PROSPECT in accordance with the applicable law and good mining practice. Such provision shall not exceed an amount equal to five percent (5%) of the annual EXPLOITAITON costs unless increased by any SUBCOMMITTEE as set out below.

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Any SUB-COMMITTEE may increase such retention if it forecasts that the abandonment and rehabilitation programs shall not be fully funded at the time of commencement of abandonment/rehabilitation. The PARTIES acknowledge that the SUB-COMMITTEES will evaluate such abandonment and rehabilitation requirements on an annual basis and determine the need to increase the annual contribution.

SECTION 6. COMMON OPERATING FUND AND CONTRIBUTIONS.

6.1	Common Operating Fund

A common operating fund in the amount of UNITED STATES DOLLARS TEN THOUSAND (US$10,000) will be constituted for the CERRO MORO PROSPECT, and UNITED STATES DOLLARS TEN THOUSAND (US$ 10,000) will be constituted for the BAHÍA LAURA PROSPECT.

The PARTIES may increase the common operating fund at any time during the term of this AGREEMENT.

The constitution of this COMMON OPERATING FUND does not imply any limitation to the powers of the OPERATOR to request funds or to the PARTIES obligations to comply with any contributions, required in proportion to their PARTICIPATION in each PROSPECT, however FOMICRUZ will not be required to contribute any amount exceeding its share of NET PROCEEDS and ESTELAR will fund such amount which will be recoverable as set out in sections 5.1 and 5.2 respectively.

SECTION 7. REGULATIONS AND REQUIREMENTS COMPLIANCE.

7.1	The PARTIES hereby agree, without limitation, to the following common obligations:

7.1.1	To comply with all national, provincial, and municipal laws and regulations applicable to JOINT OPERATIONS and to this AGREEMENT;

7.1.2	To allow access to the applicable AUTHORITY to the AREA in order to perform any inspections and audits necessary to comply with any regulation in force; and

7.1.3
To apply any and all modifications, additions and amendments to this AGREEMENT or regarding each one of the PROSPECTS that may be required by a LENDER for the purposes of executing a LOAN AGREEMENT, provided always that such modifications, additions and amendments do not modify or alter, in any manner whatsoever, FOMICRUZ’s rights to its PROPERTY.

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7.2	Moreover, FOMICRUZ:

7.2.1 Hereby grants the OPERATOR for the benefit of the UTE, without loss of ownership and regardless of any change or decrease in its PARTICIPATION in the UTE, the rights to EXPLORATION and EXPLOITATION, including but not limited, to the right to mine in accordance to good mining practices and to access any and all work and studies performed to date in connection with the BAHÍA LAURA PROSPECT. The foregoing shall include the right to extract, treat, benefit, transport and commercialize any PRODUCT obtained from the BAHÍA LAURA AREA, as well as all other rights such as the creation of easements and services, that FOMICRUZ has under the Mining Code, in its capacity as owner of such PROSPECT.

7.2.2 Hereby represents and warrants that it is the exclusive owner of the mining properties comprising the BAHÍA LAURA PROSPECT and that said PROSPECT is free of any and all mortgages, attachments, ownership restrictions or legal limitations under any lease agreements or mining equipment supply agreement (contratos de avía) or any other kind of covenant that might affect its free availability for the purposes of complying with this AGREEMENT. A certificate issued by the Mining Authority of the Province of Santa Cruz evidencing the ownership of FOMICRUZ and the absence of recorded mortgages, attachments, ownership restrictions, lease agreements, mining equipment supply agreements (contratos de avío), or any other kind of covenant that might affect its ownership or its free availability shall be enacted upon request of the other PARTY.

7.2.3 Hereby acknowledges the UTE’s right, to be exercised by the OPERATOR, to perform any and all tasks that may be necessary for the EXPLORATION and EXPLOITATION of the BAHÍA LAURA PROSPECT and for the commercialization of the PRODUCTS according to good mining practices. The UTE shall adopt the appropriate regulations for the commercialization of the PRODUCT.

7.2.4 Notwithstanding that any cost that it may required shall be in charge of the UTE, it shall request from and use its best effort to secure from the applicable authority any and all services, rights, concessions, permits and easements that the OPERATOR may deem necessary for the EXPLORATION and EXPLOITATION of the BAHÍA LAURA PROSPECT including but not limited to, any and all concessions and easements provided for in the Mining Code and where applicable any approvals required under any environmental law and regulation, either federal or municipal, as well as any permit, easement and / or acceptance that may be required by any community or aboriginal authority.

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7.2.5 Notwithstanding that any cost that it may required shall be in charge of the UTE, shall collaborate and assist the OPERATOR in obtaining any and all services, rights, concessions, permits and easements that it may deem necessary for the EXPLORATION and EXPLOITATION of CERRO MORO and BAHIA LAURA PROSPECTS, including but not limited to, any and all concessions and easements provided for in the Mining Code.

7.2.6 Notwithstanding that any mining fees shall be in charge of the UTE, it represents that in its capacity as the concession holder of the mining properties comprising the BAHÍA LAURA PROSPECT, that it shall comply with, or as the case may be, to verify compliance with any and all obligations provided for in the Mining Code related to the terms and conditions of amparo minero.

7.2.7 Shall collaborate, advise and assist the OPERATOR on any institutional, social, local, corporate responsibility and/or related issue that might arise during the EXPLORATION or EXPLOITATION of the PROSPECTS.

7.2.8. For such effects, FOMICRUZ hereby gives to the OPERATOR the exclusive possession of the BAHIA LAURA PROSPECT in order to aloud him to carry on with the EXPLORATION and EXPLOTAITION and to exercise all the rights under this AGREEMENT.

7.2.9. Without the aforementioned implies a limitation to the FOMICRUZ obligation of doing himself those actions, FOMICRUZ hereby appoint the OPERATOR as his representative in order to carry all the administrative acts necessaries to accomplish with the terms of this AGREEMENT, including the right to make the payments for FOMICRUZ and those the OPERATOR considers necessary to pay in order to maintain the validity of its rights and the right of FOMICRUZ in the BAHIA LAURA PROSPECT.

7.2.10 to grant, for the purposes aforementioned and in favour of the OPERATOR, with substitution faculties in favour of the representatives that FOMICRUZ considers convenient, an administrative, judicial and mining power for the OPERATOR to carry on with all the presentations needed or convenient with the Mining Authority or third parties, to accomplish with the legal and regulatory obligations related to BAHIA LAURA PROSPECT and this AGREEMENT.

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7.3	Moreover; ESTELAR:

7.3.1 Hereby grants the OPERATOR for the benefit of the UTE, without loss of ownership, the right to EXPLORATION and EXPLOITATION, including access to any and all work and studies performed up to date in connection with the CERRO MORO PROSPECT. The foregoing shall include the right to extract, treat, benefit, transport and commercialize any PRODUCT obtained from the CERRO MORO AREA, as well as all other rights such as the constitution of easements and services, that ESTELAR has under the Mining Code in its capacity as owner of such PROSPECT.

7.3.2 Hereby represents and warrants that, with the exception of only the two percent (2%) net smelter return royalty granted to Cerro Vanguardia S.A. (the “NSR”), it is the exclusive owner of the mining properties comprising CERRO MORO PROSPECT and that said PROSPECT is free of any and all mortgages, attachments, ownership restrictions or legal limitations under any lease agreements or mining equipment supply agreement (contratos de avio) or any other kind of covenant that might affect its free availability for the purposes of complying with this AGREEMENT. A certificate issued by the Mining Authority of the Province of Santa Cruz evidencing the ownership of ESTELAR and the absence of recorded mortgages, attachments, ownership restrictions, lease agreements, mining equipment supply agreements (contratos de avío), or any other kind of covenant except for the NSR that might affect its ownership or its free availability shall be enacted upon request of the other PARTY.

7.3.3 Hereby acknowledges the UTE’s right, to be exercised by the OPERATOR, to perform any and all tasks that may be necessary for the purposes of the EXPLORATION and EXPLOITATION of the CERRO MORO PROSPECT and for the commercialization of the PRODUCTS.

7.3.4 Notwithstanding that any cost that it may required shall be in charge of the UTE, shall request from the applicable authority, any and all services, rights, concessions, permits and easements that the OPERATOR may deem necessary for the EXPLORATION and EXPLOITATION of the CERRO MORO PROSPECT, including but not limited to, any and all concessions and easements provided for in the Mining Code

7.3.5 Notwithstanding that any cost that it may required shall be in charge of the UTE, if required, shall collaborate with and assist the OPERATOR in obtaining any and all services, rights, concessions, permits and easements that it may deem necessary for the EXPLORATION and EXPLOITATION of the CERRO MORO and BAHIA LAURA PROSPECTS, including but not limited to, any and all concessions and easements provided for in the Mining Code.

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7.3.6 Notwithstanding that any mining fees shall be in charge of the UTE, it represents that in its capacity as the concession holder of the mining properties comprising the CERRO MORO PROSPECT, it shall be bound to pay the mining fees (cannon) and to comply with, or as the case may be, to verify compliance with any and all obligations provided for in the Mining Code related to the terms and conditions of amparo ininero.

7.3.7. For such effects, ESTELAR hereby gives to the OPERATOR the exclusive possession of the CERRO MORO PROSPECT in order to aloud him to carry on with the EXPLORATION and EXPLOTAITION and to exercise all the rights under this AGREEMENT.

7.3.8. Without the aforementioned implies a limitation to the ESTELAR obligation of doing himself those actions, ESTELAR hereby appoint the OPERATOR as his representative in order to carry all the administrative acts necessaries to accomplish with the terms of this AGREEMENT, including the right to make the payments for ESTELAR and those the OPERATOR considers necessary to pay in order to maintain the validity of its rights and the right of ESTELAR in the CERRO MORO PROSPECT.

7.3.9. to grant, for the pourposes aforementioned and in favour of the OPERATOR, with substitution faculties in favour of the representatives that ESTELAR considers convenient, an administrative, judicial and mining power for the OPERATOR to carry on with all the presentations needed or convenient with the Mining Authority or third parties, to accomplish with the legal and regulatory obligations related to CERRO MORO and this AGREEMENT.

SECTION 8. OPERATOR.

8.1	Appointment

ESTELAR shall be the OPERATOR of each one of the PROSPECTS, subject to the provisions herein set forth.

8.2	Removal or Resignation of the OPERATOR

8.2.1
The OPERATOR of each AREA may be removed by the QUALIFIED VOTE of the applicable SUB-COMMITTEE, exclusively for the following reasons: in the event of liquidation, dissolution or bankruptcy of the OPERATOR or if ESTELAR ceases to be a PARTY to this AGREEMENT.

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8.2.2
The SUB-COMMITTEE responsible for removing the OPERATOR shall set the effective date for such removal, which shall not exceed ninety (90) days following the date of removal. The OPERATOR shall continue working until said effective date or, in the event that the SUBCOMMiTTEE fails to set such effective date, for a maximum term of ninety (90) days from the date that the OPERATOR is advised of its removal. The OPERATOR shall not be relieved of any liability arising from a breach of this AGREEMENT which occurred prior to the effective date of its removal.

8.2.3	The OPERATOR will have the right to resign at any time by providing at least ninety (90) days written notice to the PARTIES.

8.2.4	In the event that the OPERATOR resigns or is removed, the SUBCOMMITTEES shall immediately appoint a succeeding OPERATOR.

8.2.5	The SUB-COMMITTEES shall be entitled to appoint an OPERATOR who may or may not be a PARTY hereto, under contractual terms provided that such appointee is technically fit and financially solvent.

8.2.6
Immediately after, the effective date set by the SUB-COMMITTEES for the removal of the OPERATOR, the outgoing OPERATOR shall transfer, by means of records or proper documents, responsibility for all the operations performed within the AREA(S), including possession and custody of all PROPERTY and all the books, records and inventories with regards to the JOINT OPERATION(S) held by the outgoing OPERATOR to the incoming OPERATOR.

8.2.7
The outgoing OPERATOR shall use its best efforts to transfer to the incoming OPERATOR, on the effective date, or as soon as practicable after said date, any and all rights that the outgoing OPERATOR may hold pursuant to its appointment as OPERATOR

8.2.8
As soon as possible following the removal or resignation of the outgoing OPERATOR, the PARTIES shall perform an audit of the JOINT PROPERTY and finalize all accounting with the outgoing OPERATOR and transfer same to the incoming OPERATOR.

8.3	OPERATOR’s Performance

8.3.1
Exclusive Right: Subject to the provisions herein set forth and under the direction, general supervision and control of the corresponding SUB-COMMITTEE, the OPERATOR shall be exclusively in charge of managing JOINT OPERATIONS in each PROSPECT, with the rights, powers, proceedings and obligations as set out in this AGREEMENT and as is expected of a good operator operating under generally accepted practices in the mining industry.

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8.3.2	Rights and Obligations of the OPERATOR: The OPERATOR, under this AGREEMENT, shall:

i)	Conduct and perform JOINT OPERATIONS pursuant to the terms of this AGREEMENT and under the general supervision, direction and control of the appropriate SUB-COMMITTEE.

Such operations shall be conducted by the OPERATOR under his responsibility and authority in a competent and professional manner in accordance with the methods and practices usually applied under sound EXPLORATION practices and, where applicable, the EXPLOITATION of the AREAS with the level of diligence and caution of an experienced operator performing similar activities under comparable conditions and circumstances.

ii)	While conducting JOINT OPERATIONS and in representing the PARTIES, the OPERATOR shall comply with the obligations arising under this AGREEMENT and pursuant to all applicable laws and regulations.

iii)	Acquire, for the benefit of the UTE, any equipment, materials and supplies necessary to carry out JOINT OPERATIONS.

iv)
Prepare and keep in the Argentine Republic all accounting records, as appropriate, with regards to the JOINT OPERATIONS, and keep such accounting records in compliance with the ACCOUNTING PROCEDURE and this AGREEMENT.

v)
Recruit, as his own and for the benefit of the UTE, the necessary employees for the JOINT OPERATIONS. It is hereby expressly stated that the OPERATOR will preferably recruit its employees from the PROVINCE provided suitably qualified people are available at competitive costs.

vi)	Be in charge of the exclusive management of all works and services necessary for the development of JOINT OPERATIONS.

vii)	Coordinate, represent and act in the name, place and stead of the PARTIES before any corresponding authority(ies) regarding any matter arising with regards to JOINT OPERATIONS.

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viii)
Provide, where possible with reasonable advance notice, an agenda including the matters significantly affecting or that may affect the PARTIES to be discussed at any meeting of the SUB-COMMITTEE and the OPERATOR shall inform the PARTIES of the position that it will be supporting. Where possible the PARTIES shall consult on matters to be discussed and shall inform the OPERATOR of their respective positions on the matters.

ix)
For the benefit of the UTE, shall prepare, submit and process before the appropriate authorities, any and all reports, requests and affidavits required under any applicable law or regulation or under this AGREEMENT, and shall submit a copy thereof to the PARTIES, except when the foregoing are notes and/or mere procedural submissions or tax affidavits.

x)
Request and keep in good standing, as applicable, all permits, easements, licenses, authorizations and any other rights required to manage and perform the JOINT OPERATIONS as required by any applicable laws and regulations, notwithstanding the provisions stated in Subsection 5.5. The PARTIES shall be bound to cooperate and use their best efforts to assist the OPERATOR to obtain all permits, easements, licenses, authorizations and any other approval necessary to carry out the JOINT OPERATIONS.

xi)
Allow the representatives of any of the PARTIES, with reasonable notice, to have access to the AREAS during any DAY at the sole risk and cost of such PARTY, providing it does not interfere with the JOINT OPERATIONS or impose an improper burden to the OPERATOR’s personnel,

xii)	Prepare and submit to the corresponding SUB-COMMITTEE the WORK SCHEDULES and BUDGETS as required.

8.3.3	Insurance

8.3.3.1	The OPERATOR shall purchase and maintain as its own and for the benefit of the UTE any and all insurances as required by any applicable laws, regulations or rules, regarding JOINT OPERATIONS.

8.3.3.2.	In relation to any insurance purchased by the OPERATOR, the OPERATOR shall:

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(a)	inform the PARTIES as to when such insurance was purchased and any other relevant information required by the PARTIES; and

(b)
duly submit all claims, with notice to the PARTIES regarding any claim exceeding the amount of United States Dollars Seventy Five Thousand (US$ 75,000) and take all the necessary and appropriate measures to collect the compensation and record them in the CERRO MORO ACCOUNT or BAHIA LAURA ACCOUNT, as applicable.

8.3.3.3
Unless otherwise authorized by the appropriate SUB-COMMITTEE in specific cases, the OPERATOR shall require all contractors in connection with the JOINT OPERATIONS to obtain any insurance that may be required under this AGREEMENT, or any applicable laws and regulations, as well as any other insurance that the OPERATOR may deem necessary in accordance with good mining practices such that where possible the PARTIES are adequately protected against loss.

8.3.4	Operator’s Liability for Damages

The OPERATOR shall only be responsible to the PARTIES for direct losses or damages effectively suffered by such PARTY arising from:

(a)
Failure to obtain or maintain in force any insurance that the OPERATOR is obligated to obtain or maintain pursuant to this AGREEMENT, unless the OPERATOR has made all reasonable efforts to obtain and maintain such insurances and, even so, has found it impossible or uneconomical to do so, and has given due notice of these circumstances to the PARTIES, or

(b)	GROSS NEGLIGENCE on the part of the OPERATOR.

However, the OPERATOR shall, under no circumstance, be liable for: (i) damages inherent in the activities involved or those arising as an immediate or indirect consequence of, including, without limitation, production loss, impossibility to produce or lack of production, and particularly but not limited to, loss of profit; or (ii) any loss or damages covered by any other insurance policy contracted by the PARTIES under this AGREEMENT or otherwise covered or provisioned.

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8.3.5	Independent, Emergency and Excessive Expenses

The OPERATOR shall carry out the JOINT OPERATIONS without performing any operation or incurring any material expense or investment unless duly authorized under a WORK SCHEDULE and/or BUDGET, duly approved by the corresponding SUB-COMMITTEE, except solely for the following cases:

(a)	Where such expense or investment is incurred by ESTELAR in the BAHIA LAURA PROSPECT for the purpose of earning its PARTICIPATION in such PROSPECT according to Section 5.2.1 of this AGREEMENT;

(b)	Where such expense or investment is incurred by ESTELAR in the CERRO MORO PROSPECT prior to FOMICRUZ earning its PARTICIPATION in such PROSPECT according to Section 5.1.1 of this AGREEMENT;

(c)
Where it is necessary to incur an expense or investment approved under the corresponding WORK SCHEDULE and BUDGET, the OPERATOR is hereby authorized to incur any expenses exceeding the budget, or any other approved expense, for an amount not exceeding fifteen percent (15%) per YEAR of the corresponding approved budget plus any increase in the cost of living index without the approval of the appropriate SUB-COMMITTEE;

(d)
OPERATOR shall be entitled to incur in any expense or investment that is not included in the WORK SCHEDULE and BUDGET up to the total amount of US$ 500,000 (UNITED STATES DOLLARS FIVE HUNDRED THOUSAND) per YEAR. A detailed report of such expenses or investment shall be submitted to the appropriate SUBCOMITTE with explanation for such expenditure; or

(e)
In the event of an emergency, the OPERATOR shall be entitled to incur such immediate expenses that are necessary for the protection of lives, property, assets and the environment. The OPERATOR shall immediately notify the PARTIES of such emergency, its nature, the steps taken to deal with the situation and the expenses incurred.

8.4	Representation at Trial

The OPERATOR shall immediately notify the PARTIES of any lawsuit, trial, arbitration or proceedings in connection with the JOINT OPERATIONS in excess of seventy five thousand United States Dollars (US$ 75,000) and, unless the appropriate SUB-COMMITTEE rules otherwise, shall adopt the measures required to represent and defend the PARTIES affected, complying with the directives of the appropriate SUB-COMMITTEE.

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The PARTIES shall be entitled to be present at the proceedings, at their own cost and expense, provided that, according to the appropriate SUB-COMMITTEE’s understanding, such actions do not harm the OPERATOR’s management and such presence is in compliance with the directives of the SUB-COMMITTEE.

No PARTY (including the OPERATOR) shall accept, dismiss or settle any arbitration, lawsuit or proceedings in connection with the JOINT OPERATIONS in excess of US$50,000 without the consent of the appropriate SUB-COMMITTEE.

8.5	Employees and Contractors

8.5.1	The OPERATOR shall determine the number of employees that will be working in the JOINT OPERATIONS, approve their selection and set their working schedules and rate of pay.

8.5.2
The OPERATOR shall select all employees engaged in the JOINT OPERATIONS as provided herein, defining the terms and conditions applicable to said hiring the OPERATOR shall be entitled to engage employees of the PARTIES and/or its AFFILIATES, where required, taking into consideration prices, quality, quantity or volume, terms and other relevant business conditions.

8.5.3
Additionally, and pursuant to the Letter of Intent, the OPERATOR shall, preferably hire employees resident in Santa Cruz Province, including graduates from technical schools within the Province. Moreover, it is hereby expressly stated that the OPERATOR will preferably recruit properly qualified employees from the PROVINCE and that FOMICRUZ will promote training by government for people within the PROVINCE.

8.6	Technical Information

The OPERATOR shall inform, every six (6) months, during the EXPLORATION stage, and monthly during the EXPLOITATION stage, the appropriate SUB-COMMITTEE regarding the development of the JOINT OPERATIONS and provide any information deemed relevant, as well as any other information that the PARTIES may reasonably request.

8.7	Separate Accounting Records

The OPERATOR shall keep separate appropriate financial and accounting records, regarding the JOINT OPERATIONS, such that the records adequately segregate the JOINT OPERATIONS from any other operations conducted under any other mining agreements, or any other activities of the OPERATOR, in such a way that where applicable the PARTIES’s PARTICIPATION in disbursements for investments, costs and expenses incurred under this AGREEMENT may be clearly determined.

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SECTION 9. OPERATING COMMITTEE & SUB-COMMITTEES.

9.1	Constitution and Powers

The PARTIES hereby constitute an OPERATING COMMITTEE, comprised by the CERRO MORO SUB-COMMITTEE and the BAHIA LAURA SUBCOMMITTEE, both of which shall be in charge of the authorization, general supervision and control of the JOINT OPERATIONS in their respective AREAS.

It is specifically agreed that while ESTELAR is funding expenditure on CERRO MORO and BAHIA LAURA up until FOMICRUZ has earned its PARTICIPATION in the CERRO MORO PROSPECT and ESTELAR has earned its PARTICIPATION in the BAHIA LAURA PROSPECT that it will retain the right to amend any WORK SCHEDULE and BUDGET with notice to the respective SUB-COMMITTEE.

The SUB-COMMITTEE powers will, subject to this AGREEMENT, including the following:

(a)
To take into consideration, review, approve or reject any WORK SCHEDULE and BUDGET and any EXPENSE AUTHORIZATION or any amendment thereto corresponding to its respective AREA, notwithstanding any obligations before third parties that may have been incurred prior to said amendment;

(b)
Decide whether the OPERATOR is to refrain from representing the PARTIES regarding any matter or transaction with the authorities or any third party in connection with the JOINT OPERATIONS. This notwithstanding each PARTY shall at all times retain the unrestricted right to appear before the authorities or any third parties, regarding all matters exclusively in connection with said PARTY’s PARTICIPATION, provided that it does not interfere with or harm the interest of the other PARTIES;

(c)	To take into consideration and decide on any matter referring to general policies, operating procedures and methods relating to JOINT OPERATIONS; and

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(d)	To take into consideration and decide on any other matter in connection with the JOINT OPERATIONS that may be submitted by any of the PARTIES.

None of the SUB-COMMITTEES shall be entitled to amend or order the PARTIES to amend this AGREEMENT, notwithstanding the right of the PARTIES to amend the AGREEMENT.

Each PARTY shall be entitled to appoint a representative and a deputy representative in the SUB-COMMITTEES.

The number of votes held by each PARTY represented in a SUB-COMMITTEE shall be equivalent to its respective PARTICIPATION in the UTE with respect to the applicable PROSPECT.

9.2	Representatives

Within ten (10) days following the EFFECTIVE DATE, the PARTIES shall appoint a representative to the SUB-COMMITTEES, who will be entitled to vote in said PARTY’s name in accordance with the PARTY’S respective PARTICIPATION. Said appointment shall be made in writing and shall be submitted to the other PARTY, indicating the name and address of the corresponding representative. Any PARTY may replace its representative or appoint a deputy representative at any time, with notice thereof to the other PARTIES.

The representative shall have full power and authority to represent and bind the PARTY in all matters validly submitted to a vote by the corresponding SUB-COMMITTEE, within its scope of powers as set out in this AGREEMENT.

Each representative shall be entitled to be accompanied to any of the corresponding SUB-COMMITTEE’s meetings by any advisors and assistants that he may deem fit. Should a deputy representative be appointed, he/she may attend the meetings with the representative, without the authority to speak or vote, or replace him/her in case of absence, in which case said deputy representative will have the authority to speak and vote.

The OPERATOR’s representative shall be the one presiding over the meetings of the corresponding SUB-COMMITTEE. Should the OPERATOR not be a PARTY, then the representative of the PARTY with a majority PARTICIPATION will preside over meetings.

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9.3	Commissions

The SUB-COMMITTEES may constitute commissions in charge of the analysis of any financial, accounting, legal or any other kind of matter. Said commissions shall be constituted by a representative appointed by each PARTY. The duties of said commissions shall be determined by the SUB-COMMITTEE that may have created them. If constituted, the commission shall make suggestions and prepare reports to be submitted to the constituting SUB-COMMITTEE.

9.4	Meetings

9.4.1
The OPERATOR or any PARTY shall be entitled to call a meeting of the corresponding SUB-COMMITTEE by means of written notice served to all PARTIES at least seven (7) DAYS in advance of such meeting. The notice shall indicate the matter or matters to be discussed at said meeting and shall provide relevant information available. Unless unanimously agreed otherwise by the PARTIES, the OPERATOR shall, during EXPLORATION call at least one meeting for the corresponding SUB-COMMITTEE every six (6) months and during EXPLOITATION call at least one quarterly meeting of the corresponding SUB-COMMITTEE.

Any of the PARTIES may add topics to the agenda so that they can be discussed in the corresponding meeting. Details of such matters must be provided to the OPERATOR and the remaining PARTIES at least two (2) DAYS prior to the meeting. In all of the SUB-COMMITTEES’ meetings the matters discussed shall be those included in the agenda of the meeting. However, during the meeting, a topic outside the agenda may be discussed provided that the PARTIES agree to do so unanimously.

The SUB-COMMITTEES shall meet at any time without prior notice provided that all of the PARTIES are present at such meeting and shall discuss any topic with the presence and unanimous agreement from the PARTIES’ representatives.

9.4.2
Any PARTY not represented at a SUB-COMMITTEE’s meeting may, however, issue their vote and send it in writing to the OPERATOR prior to the meeting. Additionally, each PARTY may send a power of attorney empowering any of the other PARTIES to vote on its behalf.

9.5	Decisions

9.5.1	MAJORITY VOTE

Unless otherwise stipulated in this AGREEMENT, all the decisions of the SUB-COMMITTEES shall be adopted by MAJORITY VOTE.

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9.5.2	QUALIFIED VOTE

The following decisions shall be adopted exclusively by QUALIFIED VOTE:

•	Commencement of EXPLOITATION activities.
•	Abandonment of the PROSPECT AREAS.
•	A vote as required under section 18.1 (b).

9.5.3	Mandatory Decisions

Unless expressly stated otherwise in this AGREEMENT, any and all decisions adopted by the SUB-COMMITTEES in accordance with this AGREEMENT shall be regarded as the decision of, and shall be mandatory for, all the PARTIES, who shall implement said decisions in good faith. Unless specifically required in this AGREEMENT, no unanimous vote shall be required to adopt a SUB-COMMITTEE decision.

9.6	Venue

Except as set forth in subsection 9.7 below all meetings of the SUB-COMMITTEES shall take place in the city of Buenos Aires unless otherwise unanimously agreed upon by the PARTIES.

9.7	Voting without meeting

Any matter in connection with the JOINT OPERATIONS may be submitted for the consideration and approval of the appropriate SUB-COMMITTEE, without holding a meeting. Where no meeting is proposed, matters to be considered shall be notified by the OPERATOR to the PARTIES. Within five (5) DAYS after receipt of such notice, should any of the PARTIES require a meeting to discuss the proposal, it shall call such meeting pursuant to the terms provided for in this Section.

Should no meeting be called, each PARTY’S REPRESENTATIVE of the appropriate SUB-COMMITTEE shall vote on the matter by advice in writing to each of the remaining PARTIES within ten (10) DAYS after receiving the notice requesting the vote.

Notwithstanding the above, where in the OPERATOR’s justified opinion, an urgent vote is required in order to avoid a possible loss or substantial expense and the matter is not being dealt with as provided for under Section 8.3.5, the OPERATOR shall so indicate this in its proposal and no PARTY shall be entitled to request a meeting of the corresponding SUB-COMMITTEE to discuss said proposal, but shall provide notice of its voting within three (3) DAYS.

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Any decision approved by means of this procedure shall bind the PARTIES as if approved in a meeting held by the appropriate SUB-COMMITTEE. The OPERATOR shall notify the results of the voting immediately to all the representatives and shall keep a record of said voting results.

9.8	Minutes of Meetings

The results of all votes and the text of all resolutions voted on during the SUB-COMMITTEES meetings shall be transcribed by the OPERATOR in a draft minute that will be prepared before the meeting is adjourned and which shall be signed by all representatives present, who shall be entitled to receive a copy thereof.

The OPERATOR shall prepare the final minutes of the meeting within fifteen (15) days of the meeting and send said final minutes to the PARTIES for approval and sign-off. If no comments are received in connection therewith, within fifteen (15) days after receiving the minutes, they will be considered approved. The approval or disapproval of said minutes shall not affect the decisions made at the meeting.

It is hereby agreed that any absence, silence and/or abstention to vote shall be counted as a negative vote.

SECTION 10. SCHEDULES, BUDGETS AND PLANS.

10.1	WORK SCHEDULES AND BUDGETS

Each year, on the last DAY of September, the OPERATOR shall suggest and submit for the consideration of the members of the appropriate SUB-COMMITTEE a WORK SCHEDULE and BUDGET, which shall include all activities, investments, costs and expenses estimated for the operations to be conducted regarding the activities under its responsibility during the following YEAR. Such WORK SCHEDULE and BUDGET shall be discussed, reviewed and approved by the appropriate SUB-COMMITTEE, within forty five (45) days following its receipt. Should the SUB-COMMITTEE fail to approve the WORK SCHEDULE and BUDGET, the OPERATOR may conduct, as if part of an approved WORK SCHEDULE and BUDGET the operations necessary to continue work that cannot be postponed for the proper development of the EXPLORATION and EXPLOITATION activities.

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10.2	Review and changes to Schedules and Budgets

An approved WORK SCHEDULE and BUDGET can be modified at any time by the appropriate SUB-COMMITTEE under the same requirements as required for its approval.

10.3	Delays in Approving any Budget:

Notwithstanding Section 10.1, should the appropriate SUB-COMMITTEE fail to approve a WORK SCHEDULE and BUDGET, the OPERATOR may continue making any disbursement necessary to duly comply with the obligations undertaken by the OPERATOR and to maintain the ongoing works in full operation in the AREAS, however it must operate within the constraints of the WORK SCHEDULE and BUDGET corresponding to the prior YEAR with a permitted increase in expenditure based on the consumer price index.

10.4	EXPENSES or INVESTMENT AUTHORIZATION

The OPERATOR shall need no additional authorizations to incur expenses or costs, or to make investments already considered in the WORK SCHEDULE AND BUDGET as approved by the appropriate SUB-COMMITTEE plus any expenditure as may be required under Section 8.3.5.

SECTION 11. EASEMENT AND DAMAGES.

11.1.
The OPERATOR shall pay, for the benefit of the UTE and with regards to the JOINT OPERATIONS under its responsibility and in accordance with the procedures herein set forth, any compensation required under the regulations in force for easements constituted or to be constituted, rights of way and/or transit, or for damages caused to the AREA owners or to any third parties affected, provided said damage was caused or originated after the EFFECTIVE DATE.

SECTION 12. TAXES.

12.1
Each PARTY shall be responsible for calculating and paying separately its own taxes, otherwise it shall be bound to indemnify and hold harmless all the remaining PARTIES regarding any loss, duty, claim, lawsuit or damage suffered by the PARTIES, or which the PARTIES may face as a result of any failure on the part of said PARTY to fully pay taxes in a timely manner.

12.2
The OPERATOR shall pay, for the benefit of the UTE, and pursuant to the provisions set forth under this AGREEMENT each and all of the Argentine taxes, other liens and governmental levy’s, whether national, provincial or municipal, validly imposed upon any JOINT PROPERTY or JOINT OPERATIONS under its responsibility.

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12.3
After notifying the appropriate SUB-COMMITTEE at least twenty (20) days in advance and unless there is a decision from the appropriate SUB-COMMITTEE instructing otherwise, the OPERATOR shall have the right to object (even by means of the corresponding administrative and legal filings) to the validity or to the requirement to pay any tax, levies, or encumbrances, whenever said OPERATOR regards said taxes as inadmissible. The cost for said objection (including all legal fees) shall be borne for the benefit of the UTE and at the cost of the UTE. Additionally, the OPERATOR shall object to any payment, or to its validity, if so instructed by the appropriate SUB-COMMITTEE.

12.4	Should this AGREEMENT or any other document executed as a consequence thereof have to pay stamp duty, the PARTIES hereby agree to pay said duty in equal amounts.

SECTION 13. FORCE MAJEURE.

13.1
The rights and obligations of the PARTIES and the OPERATOR under this AGREEMENT shall be suspended by reason of FORCE MAJEURE. The PARTY unable to fulfill its obligations due to FORCE MAJEURE shall immediately notify the remaining PARTIES in writing, with a reasonable level of detail of the events invoked, and shall employ its best efforts in order to overcome the FORCE MAJEURE events as soon as possible.

13.2.
Any of the PARTIES whose obligations have been suspended pursuant to a declaration of FORCE MAJEURE, shall, by operation of law, be bound to comply with said obligations as soon as the FORCE MAJEURE event ceases to exist, without being entitled to any compensation by the other PARTY for the period of inactivity, and shall serve notice to the PARTIES accordingly.

SECTION 14. ASSIGNMENT.

14.1	ESTELAR shall be entitled, at any time during the term of this AGREEMENT, to the ASSIGNMENT of its PARTICIPATION, in whole or in part, to an AFFILIATE.

14.2
ESTELAR shall be entitled, at any time during the term of this AGREEMENT, to the ASSIGNMENT of its PARTICIPATION, in whole or in part, to another PARTY, or to any third party other than an AFFILIATE with notice to FOMICRUZ and unless FOMICRUZ provides written notice within 10 DAYS objecting to the assignment with reasons therefor, the assignment will automatically be approved. In all circumstances consent to such assignment shall not be unreasonably denied.

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Notwithstanding the above, ESTELAR may assign in trust or as a security, its PARTICIPATION, in whole or in part, with the purpose of concluding a LOAN AGREEMENT or at the request from a LENDER.

14.3	FOMICRUZ shall not assign its PARTICIPATION, in whole or in part, without prior written consent from ESTELAR.

14.4.
The PARTIES acknowledge that it is ESTELAR’s express and exclusive purpose to partner with FOMICRUZ, the PROVINCE mining state company. In the event that FOMICRUZ is privatized or, by any means, FOMICRUZ’ PARTICIPATION is ASSIGNED to, mortgaged, has a lien registered or is controlled by, in whole or in part, any private entity or individual and/or any state entity that is not 100% owned by the PROVINCE (hereinafter, the PARTICIPATION PRIVATIZATION DATE) without ESTELAR’s prior written consent, ESTELAR shall have the irrevocable option for a period of two years as from the PARTICIPATION PRIVATIZATION DATE to purchase all of the FOMICRUZ PARTICIPATION in either the CERRO MORO PROSPECT or the BAHIA LAURA PROSPECT for an amount equal to US$ 1 (United States one dollar) for each PROSPECT. Nothing in this clause will imply or be an indication of value in the event of expropriation of Estelar’s rights for any reason and in the event of such expropriation it will be entitled to claim full compensation.

14.5	No ASSIGNMENT or transfer of rights shall occur under this AGREEMENT that may result in the assignor or assignee having an PARTICIPATION of less than five percent (5%) in any PROSPECT.

SECTION 15. APPLICABLE LAW.

15.1	This AGREEMENT shall be governed and construed by the laws of the Argentine Republic.

15.2
In the event that any disagreement, controversy or conflict arises regarding the interpretation or compliance of this AGREEMENT, the Parties shall resolve in good faith, by mutual consent, any controversy or dispute arising out of or in relation to this AGREEMENT and shall try to reach a satisfactory agreement on such controversies or disputes.

15.3
For this purpose, the PARTY that considers that a controversy has arise between the PARTIES with respect to this AGREEMENT, shall notify such controversy to the other PARTY, appointing in such notification a representative to participate in the negotiations that will take place with respect to the controversy, who shall be duly empowered to settle the terms of the controversy. The PARTY that receives the notification shall respond within ten (10) DAYS as of the reception of the notification with similar faculties.

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15.4
The appointed representatives shall make their best effort in order to solve the controversy within thirty (30) DAYS as of the last designation mentioned in the last paragraph. Any exchange of documentation, information, or proposal of an agreement, shall be considered as being offered “for sole purpose of conciliation”, notwithstanding of the Arbitration that according with the agreed in this clause the PARTIES decide for the resolution of the controversy, and without infringe the rights and the later acts of the PARTIES.

15.5
If the controversy is not resolve within the term indicated in 15.4 or the larger terms that jointly the PARTIES representatives agreed, any of the PARTIES shall exclusively carry out the controversy to Arbitration, in order to be decided by an Arbitral Tribunal composed by three (3) members, which constitution and procedure shall be governed pursuant to the Rules of Commercial Arbitration of the International Chamber of Commerce then in effect. Each PARTY shall select a member of the Arbitral Tribunal and the President of such Tribunal shall be jointly appointed by the selected arbitrors. If the selected arbitrors could not agree on the appointment of the third arbitror within thirty (30) DAYS as of the last designation, such third arbitror shall be designated by the Dean of the School of Engineering of the Province of San Juan in case the controversy refers to mining- technicalities or by the Director of the University of Buenos Aires for any other matters that the controversies refers to. The arbitration shall be conducted in the Spanish language in the city of Buenos Aires, Argentina, and if necessary will be ancillary applicable the National Civil and Commercial Procedural Coder (Código Procesal Civil y Comercial de la Nación).

The members of the Arbitral Tribunal shall decide the controversy “et aequo et bono” acting as amigables componedores. While the award is not defined, the PARTIES shall, as reasonable as possible, continue exercise y complying with their obligations and rights under this AGREEMENT.
The arbitrator’s tribunal award shall be final, binding and enforceable.

15.6	The Parties submit themselves to the Federal Courts in the jurisdiction of the city of Río Gallegos for any other matter that exceed the scope of the arbitral procedure.

SECTION 16. TRANSFER OF EQUIPMENT.

16.1.
Upon termination of this AGREEMENT, the ownership or the use, as the case may be, of the facilities and equipment that are part of BAHÍA LAURA JOINT PROPERTY or CERRO MORO JOINT PROPERTY shall be liquidated and the proceeds from such liquidation shall be distributed among the PARTIES on a pro rata basis in relation to their PARTICIPATION in the UTE with respect to each of the PROSPECTS after all liabilities or other obligations have been settled.

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SECTION 17. CONFIDENTIALITY.

17.1
The PARTIES agree hereby to maintain any geological or technical data, including maps, reports and blueprints, programs and any other information in connection with the JOINT OPERATIONS as confidential and to not disclose said information to any third party, except:

-	in the case such third party is an AFFILIATE of one of the PARTIES and the appropriate PARTY warrants that said AFFILIATE will keep the information confidential;

-	in the case said information is required to be submitted to arbitration or any other legal proceeding under this AGREEMENT;
-
for any information that must be disclosed by a PARTY to a contractor, consultant, financial or banking institution, in connection with the JOINT OPERATIONS under this AGREEMENT or with the financing from any of the PARTIES, provided that said third party enters into a confidentiality agreement;

-	in the case such information must be disclosed to a third party in order to negotiate an PARTICIPATION transfer, provided that such third party enters into a confidentiality agreement;

-
in the case such information must be disclosed to any governmental body, public or judicial authority, stock exchange or regulatory entity pursuant to any laws or regulations to which said PARTY or its AFFILIATE may be subject;

-	in the case any of the PARTIES were to disclose the information in any regular annual report to shareholders or governmental bodies.

In all of the cases above, the PARTY making the disclosure shall use its best efforts to limit the information to be disclosed to what is strictly necessary.

The PARTY’s obligation of confidentiality shall be an ongoing during the term of this AGREEMENT and will continue for a period of two (2) years following to the termination hereof or where the PARTY ceases to be a PARTY to this AGREEMENT.

17.2	The PARTIES shall take all necessary measures to ensure that their employees, representatives, agents and subcontractors observe the same confidentiality obligations as set forth under this Section.

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SECTION 18. TERMINATION AND WINDING UP.

18.1	Termination of this AGREEMENT

This AGREEMENT shall be terminated for the following reasons:

(a)	Expiration of the term as set forth in Sections 1 and 3;

(b)	Failure to achieve its purpose, where expressly declared by a QUALIFIED VOTE of both OPERATING SUB-COMMITTEES;

(c)	Reduction to one (1) of the number of PARTIES, without the addition of any new party or parties within one (1) month after such situation occurs.

SECTION 19. NOTICES – GENERAL.

19.1
Unless otherwise stated in this AGREEMENT, any and all notices or voting to be delivered as per these presents, shall be made in writing and may be delivered personally against acknowledgement of receipt or via facsimile and/or email with answer back to the corresponding address indicated below or to any other address that the PARTY may notify to the other PARTIES, requiring in the event of facsimile notice an original acknowledgement of reception of such facsimile in writing within three (3) days. Any notice served as stipulated above shall be regarded as delivered or received upon delivery (if delivered personally) and as received upon the first business day following the delivery date (if sent via facsimile).

By FOMENTO MINERO DE SANTA CRUZ SOCIEDAD DEL ESTADO

By:
Name: Miguel Ferro
Title: President

By ESTELAR RESOURCES LTD (ARGENTINA BRANCH)

By:
Name: Matt Williams
Title: Attorney in Fact

IN WITNESS WHEREOF, this AGREEMENT is executed by the PARTIES in three (3) counterparts

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EXHIBIT 2.28

ACCOUNTING PROCEDURE

SECTION I

GENERAL DISPOSITIONS

1.1.	Purpose

1.1.1.
The aim of this ACCOUNTING PROCEDURE is to establish the accounting principles that govern the OPERATOR’S recording of all transactions including revenues, expenditures, investments, assets, liabilities, inventories and other financial data relating to JOINT OPERATIONS so that the intention of the PARTIES to the UTE AGREEMENT are met by the OPERATOR who should maintain adequate records to ensure that the PARTIES rights and obligations are properly recorded and that the OPERATOR is neither advantaged nor disadvantaged. More particularly, the OPERATOR will ensure that adequate separate records are maintained so that the PARTIES different INTERSTS in the CERRO MORO and BAHIA LAURA AREAS are properly recognized.

1.1.2.
If any method or procedure established in this ACCOUNTING PROCEDURE results in the incorrect or unfair treatment of any PARTY or the OPERATOR, the PARTIES will meet and will in good faith negotiate amendments to this ACCOUNTING PROCEDURE or any method applied in determining NET PROCEEDS or any component thereof so that the intent of the UTE AGREEMENT is complied with. It is specifically agreed that all costs and expenses incurred for JOINT OPERATIONS, in accordance with the UTE AGREEMENT and/or in accordance with this ACCOUNTING PROCEDURE, will form part of and be included as expenditures allocated to JOINT OPERATIONS irrespective of whether or not such costs or expenditures are accepted by any government authority or agency. It is the PARTIES intention that there should be no duplication of any costs, charges, expenditures, revenues, receipts or credits recorded to JOINT OPERATIONS.

1.1 3
If at any time the OPERATOR proposes to make a substantial change to its standard accounting procedures regarding JOINT OPERATIONS, it will first consult with the PARTIES and will obtain their approval before implementation, such approval cannot be unreasonably withheld.

1.1.4	Approval for any changes to this ACCOUNTING PROCEDURE shall only be by MAJORITY VOTE and any change in the ACCOUNTING PROCEDURE will be applicable to both the CERRO MORO and BAHIA LAURA AREAS.

1.2.	Conflict with the UTE AGREEMENT

In the event of any conflict between this ACCOUNTING PROCEDURE and the UTE AGREEMENT the UTE AGREEMENT will prevail.

1.3.	Definitions

The definitions in Article 2 of the UTE AGREEMENT will be applicable to this ACCOUNTING PROCEDURE and will have the same meaning when used in this procedure. Certain terms used within this ACCOUNTING PROCEDURE are defined as follows:

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ACCOUNTING RECORDS: include all documents, records including ledgers, cash books, journals and other records, whether electronic or manual, as is required to meet any legal requirement for the maintenance of such records in the Argentine Republic and to give effect to the UTE AGREEMENT.

ANNUAL FINANCIAL STATEMENTS: are the special purpose financial statements prepared in accordance with generally accepted accounting principles in the Argentine Republic in Argentine currency together with an independent auditors report thereto relating to JOINT OPERATIONS.

FISCAL YEAR: The 12 month period or part thereof ending on December 31 each year.

MATERIAL/MATERIALS: are movable goods including, without restriction, equipment, new or used, acquired and/or manufactured and supplies of any nature including chemicals or other consumable materials to be used for JOINT OPERATIONS.

NET PROCEEDS: is the amount, calculated as set out in these ACCOUNTING PROCEDURES for each of the CERRO MORO and BAHIA LAURA AREAS that is distributable to the PARTIES, in proportion to their respective INTERESTS in either the CERRO MORO AREA or BAHIA LAURA AREA.

NET INCOME: is the final net profit for the year or period ended on December 31 of each year emerging from the Profit Loss Statement as set out in the ANNUAL FINANCIAL STATEMENTS.

1.4.	JOINT OPERATIONS - Registers and conversion rates

1.4.1.
Each PARTY will be responsible for maintaining their own accounting records and complying with any and all legal and tax requirements as may be required by government and/or legal authorities regarding their participation in the UTE. The OPERATOR will use its best effort to provide the PARTIES with any accounting data or report that a PARTY may require to comply with all rules and regulations that they are subjected to by reason of them being a PARTY to the UTE, and the cost associated with providing such accounting data or report will be attributed to the JOINT OPERATIONS

1.4.2.
The OPERATOR will maintain accurate records of all costs and expenses and other relevant records as may be required to fulfill the necessary financial reporting obligations so as to give effect to the intent of the terms and conditions of the UTE as they relate to JOINT OPERATIONS and any other necessary and appropriate data as may be required to record the financial obligations of one PARTY to the other PARTY.

1.4.3.	The OPERATOR will open and keep identifiable and accurate accounting records to record all transactions with the PARTIES.

1.4.4.
The OPERATOR will maintain the ACCOUNTING RECORDS relating to JOINT OPERATIONS such that it will comply with accounting principles and rules generally accepted in the Argentine Republic and with the requirements of the UTE AGREEMENT

1.4.5
The ACCOUNTING RECORDS, to be located at the OPERATOR’s registered place of business, will be kept in Spanish and in the current legal currency in the Argentine Republic In addition, the Operator will maintain adequate records converted to US dollars on a monthly basis, utilizing the rates of exchange as specified in this ACCOUNTING PROCEDURE and the AGREEMENT so that the PARTIES obligations to incur expenditures or repay their proportionate share of such expenditures as set out in the AGREEMENT is accurately recorded in US dollars. All transactions denominated in foreign currency will be converted to Argentine currency utilizing the closing selling rate for the DAY immediately prior to the transaction as published by the Banco de la Nación Argentina (“BNA”). If no such rate is published the rate published by the United States Federal Reserve (“USFR”) or the European Central Bank (“ECB”) for the applicable day will be used. All amounts receivable or owned in foreign currency relating to JOINT OPERATIONS will be converted to Argentine currency at the closing selling rate as published by the BNA or failing it the USFR at the end of every month. Nothing in this section will require or imply that the OPERATOR is required to convert all of the currency holdings attributable to JOINT OPERATIONS into Argentine currency.

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1.4.6
The exchange of legal Argentine currency and any foreign currency to DOLLARS will be recorded at the BNA closing selling rate at the closing rate as published by the BNA on the day prior to the transaction. In the event that such value does not exist, the equivalent rate as published by the USFR or ECB will be used.

1.4.7
Any gain or loss resulting from the buying or selling of necessary foreign currency or recognized on the conversion of any transaction denominated in foreign currency will be included as income or as an expense charged to JOINT OPERATIONS.

1.4.8
The OPERATOR will maintain records converted to United States Dollars on a monthly basis utilizing the rates of exchange as specified in this ACCOUNTING PROCEDURE or the AGREEMENT such that the PARTIES obligations to incur expenditures and repay their proportionate amount of such expenditures are fully and accurately recorded.

1.5.	Reports

The OPERATOR will provide the PARTIES with the following reports at the times specified below. Any further or additional reports that may reasonably be required by a PARTY will be provided by the OPERATOR upon request providing that the OPERATOR will at all times be given a reasonable amount of time to complete such additional report.

1.5.1.	ANNUAL FINANCIAL STATEMENTS and other annual information

The OPERATOR will provide ANNUAL FINANCIAL STATEMENTS within 120 days of the year end.

The OPERATOR will, upon reasonable notice, prepare any additional information that may be required by the PARTIES to comply with any legal or other requirements in Argentine Republic.

1.5.2.	Other reports

Any of the PARTIES will be able to request any other reasonable information that is not foreseen or covered in the reports noted in 1.5.1 above. Where such other information is provided, the cost of obtaining or preparing such information will be paid by the PARTY requesting such information or report.

1.6.	Auditing

1.6.1.
The OPERATOR will recommend the appointment of an independent auditor for approval by the OPERATING COMMITTEE to conduct an annual audit of the JOINT OPERATIONS records and ANNUAL FINANCIAL STATEMENTS. Should the OPERATING COMMITTEE fail to appoint an independent auditor the OPERATOR will appoint the independent auditor and that appointment will be accepted by the PARTIES. Until the commencement of EXPLOITATION the PARTIES accept that the independent auditor appointed by ESTELAR will be accepted for the conducting of any audit requirements.

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1.6.2
Any PARTY will have the right upon providing ninety (90) days advance notice in writing to the OPERATOR, to review the ACCOUNTING RECORDS maintained by the OPERATOR pertaining to JOINT OPERATIONS and to have the ACOUNTING RECORDS audited at its own cost provided that such request is received within five (5) months following the end of such FISCAL YEAR. Any material discrepancy or error discovered will be rectified provided that the OPERATOR is advised of such error or discrepancy. In the event that the error/s or discrepancies result in an adjustment to NET INCOME exceeding US$250,000, the cost associated with such audit will be recorded and paid as part of JOINT OPERATIONS. No PARTY will have the right to review or audit the records after 24 months following the end of a particular FISCAL YEAR.

1.6.3.
All adjustments resulting from the audit will be recorded in the JOINT OPERATIONS records once the OPERATOR has reviewed and agreed to such adjustments. Where a dispute between the auditor and the OPERATOR arises and such dispute is not resolved within a reasonable time such that the ANNUAL FINNANCIAL STATEMENTS can be completed, the auditor will refer the dispute to the OPERATING COMMITTEE for resolution. The PARTIES will be advised of any such dispute and the resolution thereof.

1.7.	Transactions with the PARTIES

The OPERATOR will maintain adequate separate accounting records which reflect details of the following transactions with the PARTIES:

(a)	Any contribution of funds by the PARTIES to satisfy the requirements of the JOINT OPERATIONS; and

(b)	Any payments or distribution to the PARTIES or payments made on their behalf.

SECTION II

ATTRIBUTABLE COSTS AND EXPENSES

The OPERATOR will record, in records maintained separately for the CERRO MORO AREA and the BAHIA LAURA AREA, all costs and expenses related to the JOINT OPERATIONS, These costs amongst other costs will include without restriction the following:

2.1.	Licenses, permits, etc.

All costs related to the acquisition, maintenance, renewal and withdrawal of any necessary license grants, permits, contract and/or surface rights acquired for JOINT OPERATIONS.

2.2.	Corresponding salaries, journals and costs.

2.2.1.	The cost of temporary or permanent staff engaged in the JOINT OPERATIONS.

2.2.2.	Such costs will include

-      Salaries and wages including associated costs related to the employee’s remuneration.

-      Costs associated with public holidays, vacation, sick leave, and other time off as is legally required, disability benefits, any cost of living and other benefits, transfer benefits, educational benefits for under age children, language courses and general training, cars provided by the company, remote location benefits and any other habitual benefits and/or established by collective labor collective agreements as well as the cost of any other benefits for employees including group insurance, compulsory life insurance, work risk insurance, health insurance, hospital staying, retirement and leave and any other benefit plans of similar kind.

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-      Expenses or costs paid in compliance with determinations imposed by any government authority for payments related to such employees.

-      Expenses incurred by employees which are paid or reimbursed by the OPERATOR in compliance with applicable personnel policies for travel expenses, relocation and cost of living expenses and any other expenses necessarily incurred related to the employees family.

-       Training costs incurred by the OPERATOR in compliance with any training policy or in compliance with Argentine Laws for employees.

-       Any other cost related to personnel incurred in compliance with any personnel policies or contract and / or agreements entered into between the OPERATOR and the applicable employees.

2.2.3.	Where employees are assigned to activities other than the JOINT OPERATIONS, only those costs relating to JOINT OPERATIONS will be assigned according to timesheets or other forms of time keeping.

2.3.	Offices, Camps and various facilities

The cost of establishing, maintaining and operating any office, base camp, warehouse, house, communications system and other services and facilities by the OPERATOR which are directly related to the JOINT OPERATIONS in Santa Cruz Province and elsewhere. If those facilities are utilized for other operations besides JOINT OPERATIONS, the costs of such other operations will be recovered and apportioned by the OPERATOR for the benefit of the UTE.

2.4.	Equipment and facilities exclusively owned by the OPERATOR and/or its Affiliates

The use of equipment, facilities, and services owned by the OPERATOR, which was not acquired for the benefit of the UTE and the cost of which was not allocated to JOINT OPERATIONS, or its AFFILIATES will be charged at rates according to usage and including operating costs as long as the amounts charged are comparable to those prevailing and available from outside or third parties for suitable equipment and facilities that comply with the specifications and requirements for conducting JOINT OPERATIONS. Reciprocally, where property acquired for the benefit of the UTE for use in JOINT OPERATIONS is used by the OPERATOR, or its affiliates or any other ute or association, the usage charges will be based on similar third party rates and charged to such entity. Prior to the engagement of any related party or use of related party equipment or the provision of equipment as contemplated by this section, the OPERATING COMMITTEE will approve the terms of such engagement.

2.5.	Services

2.5.1.
The cost of any consultant or other services and facilities provided by third parties or any affiliate of any PARTY used in or for JOINT OPERATIONS. The cost of these services, where they are provided by an affiliate of a PARTY will not exceed the costs of such service or facility of a similar quality and availability as may be obtained from third parties.

2.5.2.
The cost of services provided or executed by technicians and professionals resident outside of the Argentine Republic provided by the OPERATOR’S AFFILIATES. Costs for these services will not exceed the costs available from un-related third parties.

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2.5.3.	Services include, without restriction, the following:

•	Geological Studies and interpretation
•	Seismic processing data
•	Ecological and environmental Engineering
•	Project Engineering
•	Metallurgical Analysis
•	Assaying.
•	Financial modeling
•	Development assessment
Marketing

2.6.	Damage and loss

All costs and necessary expenses incurred for repairing or for the replacement of property acquired for the benefit of the UTE and used in JOINT OPERATIONS, or where incurred as required to repair or replace such property pursuant to legal agreement, due to damage and loss from fire, flood, storm, robbery, accident or any other cause. Where such loss or damage exceeds US$100,000,  the OPERATOR must advise the PARTIES of such loss.

2.7.	Insurance and Claims

2.7.1	The cost of all premiums for insurance required by law or by the AGREEMENT.

2.7.2	Cost of any premiums for other insurance required by PARTIES where such insurance is for the benefit of all PARTIES.

2.8.	Legal Costs

2.8.1.	All fees for legal services including general corporate services, including labour and contractual matters, and for the litigation or defense of any matter relating to the UTE or JOINT OPERATIONS.

2.9.	Customs duties, taxes and royalties

2.9.1	All types of taxes, levies, penalties interest and other charges applied by any competentauthority having jurisdiction relating to the UTE and the JOINT OPERATIONS.

2.9.2	Any royalty payable from production to third parties. The royalty payable to CVSA is specifically noted and included as an expense of JOINT OPERATIONS.

2.10.	Indirect Expenses

2.10.1.
While Estelar is the OPERATOR, the OPERATOR will attribute general expenses charged by its parent company for consulting and general assistance not foreseen in the AGREEMENT to JOINT OPERATIONS where such charges have been included in the BUDGET approved by the OPERATING COMMITTEE. Such charges may include the following among others and will be charged to JOINT OPERATIONS on a monthly basis:

•	Executive and Administrative
•	Treasury and Financing
•	Tax and Legal
•	Human Resources
•	Safety
•	Accountancy and Internal Control
•	Budgets and Estimates
•	Health and Safety Measures

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•	Communication
•	Data processing

2.10.2	In particular any expenditure incurred for EXPLORATION will include an overhead allocation added to expenses of JOINT OPERATIONS and will calculated as follows:

(i)	seventeen and one half percent (17.5%) of all expenditures where the expenditure is less than US$100,000

(ii)	twelve and one half percent (12.5%) of all expenditures exceeding US$100,000.
In particular all drilling costs will incur a 12.5% overhead component.

2.10.3      Any expenditure incurred for EXPLOITATION will include an overhead allocation added to expenses of JOINT OPERATIONS and will be calculated as follows:

(i) seven and one half percent (7.5%) of all expenditures where the expenditure is less than US$ 100,000.

2.10.4.	Expenditures used for calculating the overhead allocation will not include interest charges, taxes loan repayments or any royalties charged to JOINT OPERATIONS.

Indirect charges (overhead) may be modified periodically by unanimous decision of the PARTIES where the charges are either insufficient or excessive in recovering reasonable overhead expenditures of Estelar’s parent company.

2. 11.	Environmental and Ecological Expenses

All costs related to the JOINT OPERATIONS incurred as result of governmental requirements or regulations in compliance of environmental laws including remediation expenditures and provisions for remediation. These expenditures include the costs of ecological and archeological surveys and pollution control proceedings required by applicable laws and regulations or by environmental policies of the OPERATOR.

2.12.	Financing Charges

All charges such as interest, bank charges, fees, commissions and other operative expenses related to banking operations applicable to JOINT OPERATIONS but will specifically exclude any interest that FOMICRUZ will pay to ESTELAR pursuant to ESTELAR funding its share of EXPLORATION or EXPLOITATION expenses.

2.13.	Other expenses

All other types of expenses, related to the JOINT OPERATIONS incurred by the OPERATOR in carrying out any and all activities approved in the WORK SCHEDULES AND BUDGETS, which are not covered elsewhere in this ACCOUNTING PROCEDURE.

SECTION III

MATERIAL

3.1.	Purchase from Third Parties

The cost of MATERIAL purchased by the OPERATOR from third parties for use in JOINT OPERATIONS will include the purchase price and any import tax or levies, insurance, transport, loading and unloading fees, storage costs, costs of acquiring any import permits, permit fees, brokerage fees and taxes less any discounts received. The OPERATOR will purchase MATERIAL in sufficient quantity as would be acquired by a prudent and experienced operator so that excessive MATERIAL holdings will be avoided but that adequate quantities are held to ensure orderly operations.

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3.2.	MATERIAL provided by the OPERATOR or its AFFILIATES

The OPERATOR may purchase MATERIAL from any of its AFFILIATES or utilize its own MATERIAL as long as the cost thereof is equivalent to the cost that would be incurred if the MATERIAL were acquired from third parties.

3.3.	MATERIAL disposition

3.3.1
The OPERATOR may at any time dispose of excess MATERIAL as it deems fit except that where it wishes to dispose of items not included for disposal in the BUDGET and which were acquired at a cost exceeding US$100,000 or where the book (accounting value) exceeds US$50,000 it will first obtain approval for such disposal from the relevant SUB-COMMITTE.

3.3.2.
Proceeds from the disposal of MATERIAL sold by the OPERATOR will be attributed to JOINT OPERATIONS of either the CERRO MORO AREA or BAHIA LAURA AREA respectively depending on where the cost of such MATERIAL was allocated upon acquisition.

3.4.	Inventories

The OPERATOR will maintain an inventory of all MATERIAL and will at least on an annual basis conduct a physical count of such MATERIAL.

SECTION IV

TAXES AND LEVIES

4.1.	General Conditions

The OPERATOR will be responsible to maintain adequate records to provide any information requested by tax authorities in compliance with legislation in the Argentine Republic as such information may relate to JOINT OPERATIONS.

The OPERATOR will comply with all laws including taxation laws as such affect JOINT OPERATIONS but will not enroll the Union Transitoria de Empresas (UTE) for tax purposes as it will take advantage of an interpretation of the tax authorities which permits the OPERATOR to record all transactions as its own in circumstances where only one PARTY is contributing to the UTE.

4.2.	VAT

4.2.1.	Enrollment.

Based on the interpretation noted above the UTE will not register for VAT purposes.

4.3	Registration demanded by the tax authority

In the event that the tax authorities require the UTE to register for VAT or any other tax purposes the PARTIES agree to amend this ACCOUNTING PROCEDURE such that the UTE complies with all relevant legislation and take such measures as may be required to ensure that neither PARTY is advantaged or disadvantaged by such requirement.

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SECTION V

NET PROCEEDS

The OPERATOR will calculate NET PROCEEDS, which is the amount that is distributable to the PARTIES on a quarterly basis, within sixty (60) days of the end of each quarter ending on March 31, June 30, September 30 and December 31 each year, following the commencement of production from either the CERRO MORO AREA or BAHIA LAURA AREA, in proportion to their respective INTEREST in the respective AREA.

It is specifically agreed that at no time is it the intention of the PARTIES that either the OPERATOR or any PARTY will be required to borrow or make funds available from borrowings in order to pay a PARTY any share of NET PROCEEDS.

NET PROCEEDS is defined and calculated as follows:

Revenues received during the applicable quarter
Less:	All expenses paid or payable for the applicable quarter
Any amount required for working capital as set out in section ______________________
Any amounts required for contribution to the sinking fund ______________________________
Any amount required for the repayment of any loan and or interest on such loan
Any shortfall in NET PROCEEDS from prior quarters

Add:
Any net amount received from the disposal of any MATERIAL or any other asset except where such MATERIAL or asset was acquired with funds provided by ESTELAR in which case the proceeds will be used to repay such amount.

Any amortization of EXPLORATION, EXPLOITATION or development expenditures will not be included as an expense for the purposes of calculating NET PROCEEDS.

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